Exhibit 99.1

For Immediate Release

Contact: James Edgemond

(301) 608-9292

Jedgemond@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

THIRD QUARTER 2015 FINANCIAL RESULTS

Silver Spring, MD and Research Triangle Park, NC, October 27, 2015: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the third quarter ended September 30, 2015.

“We are pleased with our third quarter 2015 results as total revenues reached $386 million and each of our pulmonary arterial hypertension products realized their highest revenue levels ever,” said Roger Jeffs, Ph.D., United Therapeutics’ President and Co-Chief Executive Officer. “We are also happy to report the first commercial sales of UnituxinTM for the treatment of high-risk neuroblastoma. These strong financial results will enable us to continue advancing our innovative product pipeline and returning value to our shareholders through our recently announced $500 million share repurchase program.”

Key financial highlights include (in thousands, except per share data):

	Three Months Ended September 30,
	2015	2014

Revenues	$386,221	$329,950
Net income (loss)	$464,425	$(25,237)
Non-GAAP earnings(1)	$178,401	$123,740
Net income (loss), per diluted share	$9.24	$(0.53)
Non-GAAP earnings, per diluted share(1)	$3.55	$2.33

(1)  See definition of non-GAAP earnings, a non-GAAP financial measure, and a reconciliation of net income to non-GAAP earnings below.

Financial Results for the Three Months Ended September 30, 2015

Revenues

The table below summarizes the components of net revenues (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2015	2014	Change

Net product sales:
Remodulin®	$150,075	$142,877	5.0%
Tyvaso®	121,718	119,685	1.7%
Adcirca®	73,797	51,247	44.0%
Orenitram®	34,389	14,460	137.8%
UnituxinTM	4,729	—	N/A
Other	1,513	1,681	(10.0)%
Total net revenues	$386,221	$329,950	17.1%

Revenues for the three months ended September 30, 2015 increased by $56.3 million, compared to the three months ended September 30, 2014. The growth in revenues primarily resulted from: (1) a $22.6 million increase in Adcirca revenues, driven by price increases, which are determined by Eli Lilly and Company, and by an increase in the number of Adcirca bottles sold; and (2) a $19.9 million increase in Orenitram revenues due to an increase in the number of patients being treated. In addition, $4.7 million of the increase in revenue was due to our first commercial sales of Unituxin, which commenced during the three months ended September 30, 2015.

Expenses

Research and development expense. The table below summarizes research and development expense by major project and non-project components (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2015	2014	Change
Project and non-project component:
Cardiopulmonary	$34,020	$28,423	19.7%
Share-based compensation (benefit) expense	(31,042)	82,513	(137.6)%
Other	6,549	7,940	(17.5)%
Total research and development expense	$9,527	$118,876	(92.0)%

Share-based compensation. The decrease in share-based compensation of $113.6 million for the three months ended September 30, 2015, compared to the same three-month period in 2014, was primarily due to a 25 percent decrease in our stock price during the quarter ended September 30, 2015, compared to a 45 percent increase during the same quarter in 2014.

Selling, general and administrative expense. The table below summarizes selling, general and administrative expense by major categories (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2015	2014	Change
Category:
General and administrative	$41,016	$53,781	(23.7)%
Sales and marketing	21,488	19,719	9.0%
Share-based compensation (benefit) expense	(79,780)	129,007	(161.8)%
Total selling, general and administrative expense	$(17,276)	$202,507	(108.5)%

General and administrative. The decrease in general and administrative expense of $12.8 million for the three months ended September 30, 2015, compared to the same three-month period in 2014, resulted from a $13.0 million decrease in grants to non-profit organizations that provide financial assistance to patients with pulmonary arterial hypertension.

Share-based compensation.  The decrease in share-based compensation of $208.8 million for the three months ended September 30, 2015, compared to the same three-month period in 2014, was primarily due to a 25 percent decrease in our stock price during the quarter ended September 30, 2015, as compared to a 45 percent increase during the same quarter in 2014.

Cost of product sales. The table below summarizes cost of product sales by major categories (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2015	2014	Change
Category:
Cost of product sales	$14,997	$31,996	(53.1)%
Share-based compensation (benefit) expense	(8,106)	8,807	(192.0)%
Total cost of product sales	$6,891	$40,803	(83.1)%

Cost of product sales. The decrease in cost of product sales for the three months ended September 30, 2015, compared to the three months ended September 30, 2014, was due to the expiration of our royalty obligation to GlaxoSmithKline plc in October 2014. During the three months ended September 30, 2014, we incurred $24.9 million in royalty expense related to this royalty obligation.

Share-based compensation. The decrease in share-based compensation of $16.9 million for the three months ended September 30, 2015, compared to the same three-month period in 2014, was primarily due to a 25 percent decrease in our stock price during the quarter ended September 30, 2015, as compared to a 45 percent increase during the same quarter in 2014.

Gain on Sale of Intangible Asset

In September 2015, we sold the Rare Pediatric Priority Review Voucher (PPRV) we received from the FDA in connection with the approval of our Biologics License Application for Unituxin. In exchange for the voucher, we received $350.0 million from AbbVie Ireland Unlimited Company (AbbVie), a wholly-owned subsidiary of AbbVie Inc. The proceeds from the sale of the PPRV were recognized as a gain on the sale of an intangible asset, as the PPRV did not have a carrying value on our consolidated balance sheet at the time of sale.

Income Tax Expense

The provision for income tax expense is based on an estimated annual effective tax rate that is subject to adjustment in subsequent quarterly periods if components used to estimate the annual effective tax rate are updated or revised. Our estimated annual effective tax rates were approximately 38 percent and approximately 36 percent as of September 30, 2015 and September 30, 2014, respectively. Our 2015 estimated annual effective tax rate increased as of September 30, 2015 primarily due to a decrease in the estimated general business credits as compared to the prior year.

Non-GAAP Earnings

Non-GAAP earnings is defined as net income, adjusted for the following charges, which are presented net of our annual effective income tax rate, as applicable: (1) interest expense; (2) license fees; (3) depreciation and amortization; (4) impairment charges; and (5) share-based compensation expense (stock option, share tracking award and employee stock purchase plan).  For 2015, we also adjusted non-GAAP earnings to eliminate the gain (net of our annual effective income tax rate) resulting from the sale of the PPRV in September 2015.

A reconciliation of net income (loss) to non-GAAP earnings is presented below (in thousands, except per share data):

	Three Months Ended September 30,
	2015	2014
Net income (loss), as reported	$464,425	$(25,237)
Adjust for the following charges(1):
Interest expense	519	3,009
Depreciation and amortization	5,130	5,180
Share-based compensation (benefit) expense	(73,973)	140,788
Gain on sale of intangible asset	(217,700)	—
Non-GAAP earnings	$178,401	$123,740

Non-GAAP earnings per share:
Basic	$3.92	$2.62
Diluted	$3.55	$2.33

Weighted average number of common shares outstanding:
Basic	45,531	47,297
Diluted	50,239	53,208

(1)         Non-GAAP earnings adjustments are presented net of the impact of our estimated effective income tax rates of approximately 38 percent and approximately 36 percent for the three-months ended September 30, 2015 and 2014, respectively. We changed the presentation of our non-GAAP earnings in the first quarter of 2015 for all periods presented, to reflect the impact of our estimated effective income tax rates on each component.

Conference Call

We will host a half-hour teleconference on Tuesday, October 27, 2015, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406, and using access code: 61710758.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.

Non-GAAP Financial Information

This press release contains a financial measure, non-GAAP earnings, which does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use non-GAAP earnings to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to non-GAAP earnings can be found in the table above under the heading, Non-GAAP Earnings.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements relating to the continued sales growth of our products, our ability to continue to fund the development of products within our pipeline and our ability to complete share repurchases. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of October 27, 2015, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Orenitram, Remodulin, and Tyvaso are registered trademarks of United Therapeutics Corporation.

Unituxin is a trademark of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$384,708	$328,269	$1,056,374	$934,152
Other	1,513	1,681	4,512	8,004
Total revenues	386,221	329,950	1,060,886	942,156
Operating expenses:
Research and development	9,527	118,876	169,150	171,067
Selling, general and administrative	(17,276)	202,507	304,051	300,753
Cost of product sales	6,891	40,803	43,727	110,113
Total operating expenses	(858)	362,186	516,928	581,933
Operating income (loss)	387,079	(32,236)	543,958	360,223
Other (expense) income:
Interest expense	(834)	(4,709)	(4,189)	(14,065)
Other, net	618	1,112	(1,364)	4,258
Gain on sale of intangible asset	350,000	—	350,000	—
Total other income (expense), net	349,784	(3,597)	344,447	(9,807)
Income (loss) before income taxes	736,863	(35,833)	888,405	350,416
Income tax (expense) benefit	(272,438)	10,596	(341,410)	(126,277)
Net income (loss)	$464,425	$(25,237)	$546,995	$224,139
Net income (loss) per common share:
Basic	$10.20	$(0.53)	$11.86	$4.63
Diluted	$9.24	$(0.53)	$10.58	$4.12
Weighted average number of common shares outstanding:
Basic	45,531	47,297	46,105	48,427
Diluted	50,239	47,297	51,715	54,360

SELECTED CONSOLIDATED BALANCE SHEET DATA

September 30, 2015

(Unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts)	$1,008,108
Total assets	2,159,233
Total liabilities and temporary equity	692,363
Total stockholders’ equity	1,466,870